UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM CB
TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	☐
Securities Act Rule 802 (Exchange Offer)	☒
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☐
Exchange Act Rule 14e-2(d) (Subject Company Response)	☐
Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8)	☐

WIN INTERNATIONAL CO., LTD.
TESCO CO., LTD.

(Name of Subject Company)

N/A

(Translation of Subject Company’s Name into English (if applicable))

Japan

(Jurisdiction of Subject Company’s Incorporation or Organization)

WIN INTERNATIONAL CO., LTD.
TESCO CO., LTD.

(Name of Person(s) Furnishing Form)

Common Stock

(Title of Class of Subject Securities)

N/A

(CUSIP Number of Class of Securities (if applicable))

WIN INTERNATIONAL CO., LTD.
4-24-8 Taito, Taito-ku, Tokyo
110-0016, Japan
Phone: +81-3-5688-0878

TESCO CO., LTD.
1-1 Kimachi, Aoba-ku Sendai-shi, Miyagi
981-0932, Japan
 Phone: +81-22-275-1271

(Name, Address (including zip code) and Telephone Number (including area code)
of Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)

N/A

(Date Tender Offer/Rights Offering Commenced)

PART I – INFORMATION SENT TO SECURITY HOLDERS

Item 1.  Home Jurisdiction Documents

Exhibit Number
99.1	Convocation Notice of Extraordinary General Meeting of Shareholders

Item 2.  Informational Legends

The required legend is prominently included in the document(s) referred to in Item 1.

PART II – INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

N/A

PART III – CONSENT TO SERVICE OF PROCESS

WIN INTERNATIONAL CO., LTD. submitted to the Securities and Exchange Commission written irrevocable consent and power of attorney on Form F-X dated May 9, 2012.

TESCO CO., LTD. submitted to the Securities and Exchange Commission written irrevocable consent and power of attorney on Form F-X dated May 9, 2012.

SIGNATURES

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

WIN INTERNATIONAL CO., LTD.

Date: January 11, 2013	/s/ Hiroyoshi Murata
	By:	Hiroyoshi Murata
	Title:	Director, Corporate Officer and
Administrative Manager

TESCO CO., LTD.

Date: January 11, 2013	/s/ Shinya Otsuki
	By:	Shinya Otsuki
	Title:	Assistant Manager, General Affairs
Department